Exhibit 3.3

SECOND ARTICLES OF AMENDMENT

OF

SEASPAN CORPORATION

UNDER SECTION 90 OF THE MARSHALL ISLANDS

BUSINESS CORPORATIONS ACT

I, Mark W. Chu, the Secretary of SEASPAN CORPORATION (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation, as amended, of the Corporation, hereby certify:

1.	The name of the Corporation is SEASPAN CORPORATION.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of May 3, 2005.

3.	The Amended Articles of Incorporation were filed with the Registrar of Corporations as of July 8, 2005.

4.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of August 3, 2005.

5.	Statements of Designation relating to the Corporation’s Series A, B, C, D, E and R preferred shares were filed with the Registrar of Corporations as of January 29, 2009, May 27, 2010, January 27, 2011, December 12, 2012, February 11, 2014 and April 19, 2011, respectively.

6.	Articles of Amendment to the Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations as of January 28, 2014.

7.	The Amended and Restated Articles of Incorporation, as amended, are hereby amended by deleting Article V in its entirety and replacing it with the following:

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Directors.

(a) Powers. The management of all the affairs, property and business of the Corporation shall be vested in a Board of Directors (the “Board of Directors” or “Board”), who shall have and may exercise all powers except such as are exclusively conferred upon the shareholders by law or by these Amended and Restated Articles of Incorporation.

(b) Number and Class. The number of persons constituting the Board of Directors shall not be less than three (3) or more than eleven (11), as fixed from time to time by the

Board of Directors. The Board of Directors shall be divided into three classes (“Class I,” “Class II,” and “Class III,” respectively), as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. The initial term of office of the Class I directors shall expire at the 2006 Annual Meeting of Shareholders, the initial term of office of the Class II directors shall expire at the 2007 Annual Meeting of Shareholders, and the initial term of office of the Class III directors shall expire at the 2008 Annual Meeting of Shareholders. Commencing with the 2006 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. Notwithstanding the foregoing, effective immediately prior to the commencement of the 2016 Annual Meeting of Shareholders, the division of the directors into three classes and the preceding provisions of this paragraph (b) (other than the first sentence of this paragraph (b)) shall terminate and be of no further force or effect, and at each annual meeting of shareholders beginning with the 2016 Annual Meeting of Shareholders (and all subsequent annual meetings of the Corporation’s shareholders), each director shall be elected to hold office until the next succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified.

(c) Election. Directors shall be elected by a plurality of the votes cast at a meeting by the holders of the Class A Common Shares and the Class B Common Shares, voting as a single class. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

(d) Removal. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding Class A Common Shares and Class B Common Shares entitled to vote generally in the election of directors (voting together for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

(e) Vacancies. Except as otherwise provided in these Amended and Restated Articles of Incorporation, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the remaining members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual meeting of shareholders and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(f) Outstanding Preferred. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more class or series of Preferred Shares shall have the right, voting as a class, to elect one or more directors of the Corporation, the provisions of paragraphs (b), (c), (d) and (e) shall not apply with respect to the director or directors elected by such holders of Preferred Shares.

(g) Power of the Board of Directors Regarding Bylaws. The Board of Directors has the authority to adopt, amend and repeal the bylaws of the Corporation without a vote of the shareholders. The shareholders shall also have the authority to amend the bylaws of the Corporation by a vote of not less than 66-2/3% of the outstanding Class A Common Shares and Class B Common Shares entitled to vote, voting as a single class.

8.	The Amended and Restated Articles of Incorporation, as amended, are hereby amended by deleting Article VIII in its entirety and replacing it with the following:

ARTICLE VIII

AMENDMENTS

Except as otherwise provided by law, any provision herein requiring a vote of shareholders may only be amended by such a vote. Further, except as otherwise provided by law, Articles V, VI, VII and VIII may only be amended by a vote of at least 66-2/3% of the outstanding Class A Common Shares and Class B Common Shares, voting as a single class.

9.	These Second Articles of Amendment have been duly authorized by the Board of Directors of the Corporation and by the requisite vote of the shareholders of the Corporation at the annual meeting of shareholders held on April 24, 2015.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed these Second Articles of Amendment on this 29th day of April, 2015.

SEASPAN CORPORATION

By:	/s/ Mark W. Chu
Mark W. Chu Secretary